Exhibit 23.3

4 Floor , No.1, Li Hua Hao Yuan, Huanshi East Road, Taicheng Sub-district, Taishan City 529200， Guangdong Province, PRC

Tel: +86-0750 5521 998

Date: March 21, 2024

JJ Opportunity Corp. (the “Company”)

1 Broadway, 14th Floor Cambridge,

MA 02142

Dear Sir/Madam:

We have acted as legal counsel as to the laws of the People’s Republic of China (the “laws”, which, for purposes of this letter only, does not include the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region or the Taiwan Province) to the Company in connection with (i) the proposed initial public offering (the “Offering”) of the Company, as set forth in the Company’s registration statement on Form S-1 (File No.: 333-261586), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the securities as provided in the Registration Statement on the NASDAQ Capital Market.

We hereby consent to the reference to our firm in the Registration Statement. This letter shall only be used for purpose of this Offering.

Yours Sincerely,

/s/ Guangdong Zhixin Law Offices

Guangdong Zhixin Law Offices